EXHIBIT 99.1

First Horizon Wraps Up Successful 2015

MEMPHIS, Tenn., Jan. 19, 2016 (GLOBE NEWSWIRE) -- First Horizon National Corp. (NYSE:FHN), parent company of First Tennessee Bank and FTN Financial, achieved solid progress in 2015, growing key businesses and investing to further build the value of the company.  In fourth quarter 2015 First Horizon earned $0.20 per diluted share.  2015’s full-year net income of $80 million, or $0.34 per share, included several notable items, and adjusted non-GAAP results were net income of $191 million, or $0.81 per share.  Average loans, average core deposits and fixed income average daily revenue all increased both quarter over quarter and year over year.  2015 also saw First Horizon complete its acquisition of Raleigh, N.C.-based TrustAtlantic Bank and its parent company, TrustAtlantic Financial Corp., in October.

“2015 was a very good year for our company,” said Bryan Jordan, First Horizon’s chairman and CEO.  “First Tennessee bankers profitably grew revenue, loans and deposits as they served the needs of our customers.  We grew market share and maintained excellent credit quality.  FTN Financial saw a nice rebound in average daily revenue in the final quarter of the year and finished as the No. 1 underwriter of GSE callable debt.  I am very proud of the work our employees continue doing to earn tremendous loyalty from our customers.  We are well-positioned to continue our progress as we enter a new year.”

Financial highlights

  From 2014 to 2015, total average loans grew 7 percent, total average core deposits increased by 15 percent, and fixed income average daily revenues were up 15 percent.  For 2015, net income available to common shareholders was $79.7 million, or $0.34, compared to $216.3 million, or $0.91 per share, for 2014.  2015’s results included $162.5 million – a $0.42 per-share impact – related to the Department of Justice/HUD settlement in April, another major step First Horizon took to resolve issues related to the mortgage business the company sold in 2008.  2015’s full-year earnings included several notable items, as detailed in the reconciliation later in this release;  results with those items adjusted out were net income of $191 million, or $0.81 per share.
  Net income available to common shareholders in the fourth quarter was $47 million, or $0.20 per share, compared to $58.8 million, or $0.25 per share, for third quarter.  Fourth quarter’s results included a $14 million litigation expense.  Third quarter’s results included an $11.6 million litigation expense, an $8 million pre-tax gain from employee benefits amendments and a $6 million pre-tax gain from retirement of debt.
  First Tennessee, the regional bank, had yet another strong quarter.  Net interest income increased 3 percent from third to fourth quarter, bringing total 2015 growth to 9 percent.  Average loans rose 3 percent, and average core deposits were up 2 percent from third quarter to fourth quarter 2015.  Once again, commercial loans grew, driven by specialty lending areas.  TrustAtlantic contributed to growth in commercial real estate and business banking.
  FTN Financial, the fixed income group, capitalized on lower rate uncertainty to increase average daily revenue 27 percent, to $850,000, in fourth quarter 2015 from $671,000 in the prior quarter, contributing to a 15 percent increase in average daily revenue for the year.  FTN Financial earned the No. 1 spot among underwriters of callable GSE (government-sponsored enterprise) debt for 2015, with total underwritings nearly doubling, to $21 billion.
  Asset quality trends remained strong, with non-performing loans and non-performing assets both declining from third quarter to fourth quarter and from full-year 2014 to full-year 2015.
  Capital levels also remained strong, with the estimated Common Equity Tier 1 ratio at 10.45 percent.  Share repurchases resumed in the fourth quarter.  First Horizon has repurchased 33 million shares since October 2011, reducing net share count by 9 percent.

Consolidated Summary Results

				4Q15 Changes vs.		Twelve months ended		2015 vs.
(Dollars in thousands, except per share data)	4Q15	3Q15	4Q14	3Q15	4Q14	2015	2014	2014
Income Statement Highlights
Net interest income	$166,652	$163,562	$159,050	2%	5%	$653,720	$627,718	4%
Noninterest income	130,793	125,448	119,598	4%	9%	515,947	547,172	(6)%
Securities gains/(losses), net	1,439	(345)	-	NM	NM	1,378	2,872	(52)%
Total revenue	298,884	288,665	278,648	4%	7%	1,171,045	1,177,762	(1)%
Noninterest expense	243,740	215,436	207,309	13%	18%	1,053,791	832,531	27%
Provision for loan losses	1,000	1,000	6,000	*	(83)%	9,000	27,000	(67)%
Income/(loss) before income taxes	54,144	72,229	65,339	(25)%	(17)%	108,254	318,231	(66)%
Provision/(benefit) for income taxes	2,715	8,897	13,699	(69)%	(80)%	10,941	84,185	(87)%
Net income/(loss)	51,429	63,332	51,640	(19)%	*	97,313	234,046	(58)%
Net income attributable to noncontrolling interest	2,848	2,977	2,980	(4)%	(4)%	11,434	11,527	(1)%
Net income/(loss) attributable to controlling interest	48,581	60,355	48,660	(20)%	*	85,879	222,519	(61)%
Preferred stock dividends	1,550	1,550	1,550	*	*	6,200	6,200	*
Net income/(loss) available to common shareholders	$47,031	$58,805	$47,110	(20)%	*	$79,679	$216,319	(63)%
Common Stock Data
EPS	$0.20	$0.25	$0.20	(20)%	*	$0.34	$0.92	(63)%
Basic shares (thousands)	237,983	233,111	233,693	2%	2%	234,189	234,997	*
Diluted EPS	$0.20	$0.25	$0.20	(20)%	*	$0.34	$0.91	(63)%
Diluted shares (thousands)	240,072	235,058	235,448	2%	2%	236,266	236,735	*
Period-end shares outstanding (thousands)	238,587	234,237	234,220	2%	2%	238,587	234,220	2%
Balance Sheet Highlights (Period-End)
Total loans, net of unearned income	$17,686,502	$16,725,492	$16,230,166	6%	9%
Total deposits	19,967,478	18,865,220	18,068,939	6%	11%
Total assets	26,195,136	25,387,319	25,668,187	3%	2%
Total liabilities	23,555,550	22,807,074	23,086,597	3%	2%
Total equity	2,639,586	2,580,245	2,581,590	2%	2%
Asset Quality Highlights
Allowance for loan losses	$210,242	$210,814	$232,448	*	(10)%
Allowance / period-end loans	1.19%	1.26%	1.43%
Net charge-offs	$1,572	$11,537	$12,193	(86)%	(87)%
Net charge-offs (annualized) / average loans	0.04%	0.28%	0.30%
Non-performing assets (NPA)	$211,921	$217,199	$241,512	(2)%	(12)%
NPA % (a)	1.15%	1.25%	1.44%
Key Ratios & Other
Return on average assets (annualized) (b)	0.78%	0.99%	0.83%
Return on average common equity (annualized) (c)	8.23%	10.83%	8.27%
Net interest margin (d)	2.82%	2.85%	2.86%
Efficiency ratio (e)	81.94%	74.54%	74.40%
Tier 1 ratio (f)	11.80%	12.11%	14.46%
Market capitalization (millions)	$3,464.3	$3,321.5	$3,180.7
Certain previously reported amounts have been reclassified to agree with current presentation.
NM - Not meaningful
* Amount is less than one percent.
(a) NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.
(b) Calculated using net income.
(c) Calculated using net income available to common shareholders.
(d) Net interest margin is computed using net interest income adjusted to a fully taxable equivalent ('FTE") basis assuming a statutory federal income tax rate of 35 percent and, where applicable, state income taxes.
(e) Noninterest expense divided by total revenue excluding securities gains/(losses).
(f) Current quarter is an estimate.

Use of non-GAAP measures

Certain measures are included in this release that are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S.  First Horizon's management believes such measures are relevant to understanding the results of the company. The non-GAAP items presented in this release are net income available to common excluding notable items and diluted earnings per share excluding notable items. These measures are reported to First Horizon's management and board of directors through various internal reports. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by First Horizon. The reconciliation of non-GAAP to GAAP measures and presentation of the most comparable GAAP items can be found in this table:

Non-GAAP to GAAP Reconciliation

(Dollars and shares in thousands, except per share data)	2015

Adjusted Net Income Available to Common (Non-GAAP)
Income/(loss) before income taxes (GAAP)	$108,254
Less: Notable items (GAAP) (a)	(182,000)
Adjusted income/(loss) before income taxes (Non-GAAP)	290,254
Adjusted provision/(benefit) for income taxes (Non-GAAP) (b)	81,510
Adjusted net income/(loss) (Non-GAAP)	208,744
Net income attributable to noncontrolling interest (GAAP)	11,434
Preferred stock dividends (GAAP)	6,200
Adjusted net income/(loss) available to common shareholders (Non-GAAP)	$191,110
Adjusted diluted shares (thousands) (Non-GAAP)	236,266
Adjusted diluted EPS (Non-GAAP)	$0.81
(a) 2015 notable items include $188.3 million related to litigation settlements/accruals, $(8.3) million related to an employee benefit plan amendment, $(5.8) million related to the retirement of trust preferred debt, $5.0 million related to TrustAtlantic acquisition expenses, and $2.8 million related to the impairment of a tax credit investment.
(b) 2015 notable items have been adjusted using an incremental tax rate of approximately 39 percent.

Conference call
Management will hold a conference call at 8:30 a.m. Central Time today to review earnings and performance trends. There will also be a live webcast accompanied by the slide presentation available in the investor relations section of www.FirstHorizon.com.  The call and slide presentation may involve forward-looking information, including guidance.

Participants can call toll-free starting at 8:15 a.m. by dialing 888-317-6003 and entering pin number 0228490. The number for international participants is 412-317-6061. Participants can also listen to the live audio webcast with the accompanying slide presentation through the website. A replay will be available from noon today until 8:00 a.m. Nov. 3. To listen to the replay, dial 877-344-7529 or 412-317-0088. The access code is 10073479. The event also will be archived and available on the website by midnight Central Time tomorrow.

Other information
This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, inflation or deflation, market (particularly real estate market) and monetary fluctuations, natural disasters, customer, investor and regulatory responses to these conditions and items already mentioned in this press release, as well as critical accounting estimates and other factors described in First Horizon's annual report on Form 10-K and other recent filings with the SEC. First Horizon disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments or changes in expectations.

Debt Investor Materials
First Horizon expects to post additional materials for debt investors Jan. 29 in the investor relations section of www.FirstHorizon.com  First Horizon will also provide these materials to analysts at upcoming meetings. The debt investor materials posted may contain forward-looking statements, including guidance, involving significant risks and uncertainties, which will be identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "should," "is likely," "will," "going forward" and other expressions that indicate future events and trends and may be followed by or reference cautionary statements. A number of factors could cause actual results to differ materially from those in the forward-looking information. These factors are outlined in our most recent earnings press release and in more detail in our most current 10-Q and 10-K reports. First Horizon disclaims any obligation to update any of the forward-looking statements that are made from time to time to reflect future events or developments or changes in expectations.

About First Horizon
The 4,300 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 170 bank locations in and around Tennessee and 26 FTN Financial offices in the U.S. The company was founded during the Civil War in 1864 and has the 14th oldest national bank charter in the country. First Tennessee has the largest deposit market share in Tennessee and one of the highest customer retention rates of any bank in the country. FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional customers in the U.S. and abroad. First Horizon has been recognized as one of the nation's best employers by Forbes, Working Mother and American Banker magazines. More information is available at www.FirstHorizon.com.

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First Horizon Investor Relations, Aarti Bowman, (901) 523-4017
First Horizon Media Relations, Jack Bradley, (901) 523-4813